As filed with the Securities and Exchange Commission on August 10, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The E.W. Scripps Company

(Exact name of registrant as specified in its charter)

Ohio	31-1223339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

312 Walnut Street, Suite 2800
Cincinnati, Ohio 45202
(513) 977-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Denise Kuprionis
Vice President, Corporate Secretary, and Director of Legal Affairs
312 Walnut Street, Suite 2800
Cincinnati, Ohio 45202
(513) 977-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service for registrant)

Please send copies of all communications to:

William Appleton, Esq.
Baker & Hostetler LLP
312 Walnut Street, Suite 3200
Cincinnati, Ohio 45202
(513) 929-3400

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be		offering price per	aggregate offering	Amount of
registered	Amount to be Registered	unit(a)	price(a)	registration fee
Class A Common Shares, $.01 par value	6,000,000	$101.35	$608,100,000	$77,046.27

(a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the averages of the high and low sale prices of Class A Common Shares reported on the New York Stock Exchange, Inc. on August 4, 2004.

     The registrant hereby amends this registration statement on such date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED AUGUST 10, 2004

PROSPECTUS

6,000,000 Class A Common Shares

The E.W. Scripps Company

     This prospectus relates to up to 6,000,000 Class A Common Shares, $.01 par value (the “Shares”), of The E.W. Scripps Company (the “Company”) that may be offered for sale from time to time by The Edward W. Scripps Trust (the “Scripps Trust”). The Company is not offering any of its capital stock hereby and will not receive any proceeds from the sale of the Shares by the Scripps Trust. See “Use of Proceeds” and “Scripps Trust.”

     This prospectus provides a general description of the Shares. The Company and the Scripps Trust will provide specific information about the terms of the Shares and the offerings thereof from time to time in supplements to this prospectus. The supplements may also add information to this prospectus or update or change information in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of the Shares unless accompanied by a prospectus supplement relating to such sale.

     The Scripps Trust may, from time to time, sell all or part of the Shares to or through underwriters, directly to other purchasers or broker-dealers or through dealers or other persons acting as agents, or through a combination of such methods. Terms of sale will be determined at the time such Shares are offered for sale. The names of any underwriters, dealers, broker-dealers or other persons acting as agents involved in the sale of Shares and the compensation that the Scripps Trust shall pay such persons will be set forth in the applicable prospectus supplement.

     The Shares are listed on the New York Stock Exchange, Inc. under the symbol “SSP”. The mailing address of the Company’s principal executive offices is P.O. Box 5380, Cincinnati, Ohio 45201 and the telephone number is (513) 977-3000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is      , 2004

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling shareholder may offer and sell up to an aggregate of 6,000,000 of our Class A Common Shares from time to time. Each time the selling shareholder offers these securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus and any attached prospectus supplements.

     As used in this prospectus, “Company,” “Scripps,” “we,” “our” and “us” may, depending on the context, refer to The E.W. Scripps Company, to one or more of its consolidated subsidiaries or to all of them taken as a whole.

FORWARD-LOOKING STATEMENTS

     Some of the discussion and the information set forth in this prospectus and any prospectus supplement and any other documents incorporated by reference contain forward-looking statements that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Such risks, trends and uncertainties, which in most instances are beyond our control, include changes in advertising demand and other economic conditions; consumers’ taste; newsprint prices; program costs; labor relations; technological developments; competitive pressures; interest rates; regulatory rulings; and reliance on third-party vendors for various products and services. The words “believe,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions identify forward-looking statements.

     All forward-looking statements, which are as of the date of this filing, should be evaluated with the understanding of their inherent uncertainty. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the Shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information regarding us and the Shares offered by this prospectus, please refer to the documents incorporated in this prospectus by reference.

     We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may inspect and copy this information at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. The SEC also maintains an Internet website (http://www.sec.gov) containing our reports, proxy statements and other information.

     You may also inspect and copy the reports, proxy statements and other information we file at the offices of the New York Stock Exchange, on which our Class A Common Shares are listed, at 20 Broad Street, New York, New York 10005.

     In addition, we make available our SEC reports, proxy statements and other information in the “Investor Relations” section of our Internet website (http://www.scripps.com). THE INFORMATION CONTAINED ON OUR INTERNET WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for information that is superseded by information contained in this prospectus directly or in another, later document that is incorporated by reference. We incorporate by reference the following documents:

     1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by Amendment No. 1 filed by the Company on Form 10-K/A dated April 20, 2004.

     2. The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, and June 30, 2004.

     3. The Company’s Current Reports on Form 8-K dated January 16, 2004, January 22, 2004, March 23, 2004, April 14, 2004, April 15, 2004, July 15, 2004, July 21, 2004 and August 2, 2004.

     4. The description of the Company’s Class A Common Shares contained in the Company’s Registration Statement on Form 10 (File No. 1-11969).

     This prospectus also incorporates by reference additional documents that we may file with the SEC between the date of this prospectus and before the completion of the offering of the securities described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from the SEC through its public reference facilities or Internet website, as described above. The documents incorporated by reference are also available through our Internet website as described above, or they may be obtained from us without charge (excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus) by requesting them in writing or by telephone at the following address:

Vice President-Investor Relations
The E.W. Scripps Company
312 Walnut Street
P.O. Box 5380
Cincinnati, Ohio 45201
Telephone: (513) 977-3000

THE E.W. SCRIPPS COMPANY

     We are a diverse media concern with interests in newspapers, national television networks (“Scripps Networks”), broadcast television stations and television-retailing (“Shop At Home”). Under the trade name United Media, we distribute news columns, comics and other features to newspapers and license copyrights and trademarks for use on numerous products.

Newspapers

     We operate 21 daily newspapers in the U.S. Our newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers. Four of our newspapers are operated pursuant to the terms of joint operating agreements. Each of those newspapers maintains an independent editorial operation and receives a share of the operating profits of the combined newspaper operations.

Scripps Networks

     Scripps Networks includes four national television networks distributed by cable and satellite television systems: Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. Scripps Networks also includes our 12% interest in FOX Sports Net South, a regional television network. We own approximately 70% of Food Network and approximately 90% of Fine Living. Scripps Networks earns revenue primarily from the sale of advertising time and from affiliate fees from cable and satellite television systems.

Broadcast Television

     We operate 10 broadcast television stations. Each station is located in one of the 60 largest television markets in the U.S. Nine of our television stations are affiliated with national broadcast television networks. Six are ABC affiliates and three are NBC affiliates. Our broadcast television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Shop At Home

     Shop At Home markets a range of consumer goods to television viewers and through its Internet site. In 2004, we acquired Summit America Television, which owns and operates five television stations that exclusively broadcast Shop At Home programming. Shop At Home programming is distributed under the terms of affiliation agreements with broadcast television stations and cable and satellite television systems. Substantially all of Shop At Home’s revenues are earned from the sale of merchandise.

USE OF PROCEEDS

     The Company will not receive any proceeds from sales of the Shares made from time to time hereunder by the Scripps Trust. The Scripps Trust will pay all expenses in connection with the sale of the Shares being offered hereby.

SCRIPPS TRUST

     The Shares offered hereby are being sold by the Scripps Trust. The Scripps Trust has provided the following information to the Company.

     The Company has been advised that the Scripps Trust is selling the Shares in order to diversify its assets. The Trustees of the Scripps Trust are Robert P. Scripps, Jr., Edward W. Scripps and John H. Burlingame. Edward W. Scripps and John H. Burlingame are directors of the Company. The Trustees have the power to vote and dispose of the shares of capital stock of the Company held by the Scripps Trust in accordance with the agreement dated November 23, 1922 establishing the Scripps Trust (the “Trust Agreement”). Robert P. Scripps, Jr. and Edward W. Scripps each has a life income interest in the Scripps Trust. John H. Burlingame has no economic interest in the assets held by the Scripps Trust.

     Under the Trust Agreement, the Scripps Trust must retain voting shares sufficient to ensure control of the Company until the final distribution of the Scripps Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to the estate. Under a probate court ruling obtained in 1998, the Scripps Trust is not required to hold a majority of the outstanding Class A Common Shares or to hold a majority of the Company’s total number of outstanding shares (Class A Common Shares and Common Voting Shares combined).

     The Scripps Trust will terminate upon the death of the last to survive of two persons specified by the Trust Agreement, the younger of whom is 84 years of age. Upon the termination of the Scripps Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Scripps Trust) will be distributed to the 28 grandchildren of Robert Paine Scripps (a son of E.W. Scripps). Twenty-seven of these grandchildren have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of Common Voting Shares to be held by them upon termination of the Scripps Trust and distribution of the Scripps Trust estate. See “Scripps Family Agreement.” The Company has been advised that no tax will be payable on the assets of the Scripps Trust upon distribution thereof to the beneficiaries.

     As of June 30, 2004, the Scripps Trust owned 22,096,111 or 35%, of the outstanding Class A Common Shares and 16,040,000 or 87.3%, of the outstanding Common Voting Shares, such shares together being 46.8% of the outstanding capital stock of the Company. If the Scripps Trust sells all of the Shares, following such sale the Scripps Trust would own 16,096,111, or 25.5%, of the outstanding Class A Common Shares and 16,040,000, or 87.3%, of the outstanding Common Voting Shares, which together would constitute 39.4% of the outstanding capital stock of the Company.

     If the Scripps Trust sells all of the Shares, the Scripps Trust’s continued ownership of Common Voting Shares will enable it to elect two-thirds of the Company’s directors, and its ownership of approximately 25.5% of the outstanding Class A Common Shares may, as a practical matter, enable it to continue to elect the remainder of the Company’s directors. Nominations of persons for election by each class of shares of the Company to the Board of Directors are made, and will continue to be made after the offering of the Shares, by the vote of a majority of all directors then in office, regardless of the class of shares entitled to elect them.

     So long as the Scripps Trust owns a majority of the Common Voting Shares, it will be able to, under most circumstances, amend the Company’s Articles of Incorporation and effect any fundamental corporate transaction without the approval of any other of the Company’s shareholders and will be able to defeat any unsolicited attempt to acquire control of the Company. The concentration of voting power in the Scripps Trust and the limited voting rights of holders of Class A Common Shares may have the effect of precluding holders of Class A Common Shares from receiving any premium above market price for their shares which may be offered in connection with any attempt to acquire control of the Company.

SCRIPPS FAMILY AGREEMENT

General

     The Company and certain persons and trusts are parties to an agreement (the “Scripps Family Agreement”) restricting the transfer and governing the voting of Common Voting Shares that such persons and trusts may acquire or own at or after the termination of the Scripps Trust. Such persons and trusts (the “Signatories”) consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Scripps Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps was a son of the founder of the Company. John P. Scripps was a grandson of the founder of the Company and a nephew of Robert Paine Scripps.

     If the Scripps Trust were to have terminated as of June 30, 2004, the Signatories would have held in the aggregate approximately 93.4% of the outstanding Common Voting Shares as of such date.

     Once effective, the provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until twenty-one years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Scripps Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a ten year period after termination of the Scripps Trust and may be renewed for additional ten year periods pursuant to Ohio law and certain provisions set forth in the Scripps Family Agreement.

Transfer Restrictions

     No Signatory will be able to dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

     Signatories will be permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Class A Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

Voting Provisions

     The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company held after termination of the Scripps Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Company will submit for decision by the Signatories, each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the shareholders of the Company, will vote his Common Voting Shares in accordance with decisions reached at the meeting of the Signatories.

DESCRIPTION OF CAPITAL STOCK

     The following summary description of the Company’s capital stock does not purport to be complete and is qualified entirely by reference to the Articles of Incorporation and Code of Regulations of the Company, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

     The authorized capital stock of the Company consists of 240 million Class A Common Shares, 60 million Common Voting Shares and 25 million Preferred Shares. As of June 30, 2004, 63,123,988 Class A Common Shares and 18,369,113 Common Voting Shares were outstanding. No Preferred Shares are outstanding. Except in connection with stock splits, stock dividends or similar transactions, the Articles of Incorporation of the Company prohibit the issuance of additional Common Voting Shares.

Class A Common Shares and Common Voting Shares

     Voting Rights. Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company (or the nearest smaller whole number if one-third of the entire Board is not a whole number), except directors, if any, to be elected by holders of Preferred Shares or any series thereof. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters. Nominations of persons for election by either class of shares to the Board are made by the vote of a majority of all directors then in office, regardless of the class of shares entitled to elect them. Holders of a majority of the outstanding Common Voting Shares have the right to increase or decrease the number of authorized and unissued Class A Common Shares and Common Voting Shares, but not below the number of shares thereof then outstanding. The Company’s Class A Common Shares and Common Voting Shares do not have cumulative voting rights.

     Holders of Class A Common Shares are not entitled to vote on any other matters except as required by the Ohio General Corporation Law (“Ohio Law”). Under Ohio Law, an amendment to a corporation’s articles of incorporation that purports to do any of the following would require the approval of the holders of each class of capital stock affected: (i) increase or decrease the par value of the issued shares of such class (or of any other class of capital stock of the corporation, if the amendment would reduce or eliminate the stated capital of the corporation), (ii) change issued shares of a class into a lesser number of shares or into the same or a different number of shares of any class theretofore or then authorized (or so change any other class of capital stock of the corporation if the amendment would reduce or eliminate the stated capital of the corporation), (iii) change the express terms of, or add express terms to, the shares of a class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of such junior class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, such class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into such class, (vi) provide that the stated capital of the corporation shall be reduced or eliminated as a result of an amendment described in clause (i) or (ii) above, or provide, in the case of an amendment described in clause (v) above, that the stated capital of the corporation shall be reduced or eliminated upon the exercise of such conversion rights, (vii) change substantially the purpose of the corporation, or provide that thereafter an amendment to the corporation’s articles of incorporation may be adopted that changes substantially the purposes of the corporation, or (viii) change the corporation into a nonprofit corporation.

     The holders of Common Voting Shares have the power to defeat any attempt to acquire control of the Company with a view to effecting a merger, sale of assets or similar transaction even though such a change in control may be favored by shareholders holding substantially more than a majority of the Company’s outstanding equity. This may have the effect of precluding holders of shares in the Company from receiving any premium above market price for their shares which may be offered in connection with any such attempt to acquire control.

     The Company’s voting structure, which is similar to voting structures adopted by a number of other media companies, is designed to promote the continued independence and integrity of the Company’s media operations under the control of the holders of Common Voting Shares while at the same time providing for equity ownership in the Company by a broader group of shareholders through the means of a class of publicly traded common shares. This structure may render more difficult certain unsolicited or hostile attempts to take over the Company which could disrupt the Company, divert the attention of its directors, officers and employees and adversely affect the independence and quality of its media operations.

     Dividend Rights. Each Class A Common Share is entitled to dividends if, as and when dividends are declared by the Board of Directors of the Company. Dividends must be paid on the Class A Common Shares and Common Voting Shares at any time that dividends are paid on either. Any dividend declared and payable in cash, capital stock of the Company (other than Class A Common Shares or Common Voting Shares) or other property must be paid equally, share for share, on the Common Voting Shares and the Class A Common Shares. Dividends and distributions payable in Common Voting Shares may be paid only on Common Voting Shares, and dividends and distributions payable in Class A Common Shares may be paid only on Class A Common Shares. If a dividend or distribution payable in the Class A Common Shares is made on Class A Common Shares, a simultaneous dividend or distribution in the Common Voting Shares must be paid on the Common Voting Shares. If a dividend or distribution payable in Common Voting Shares is made on the Common Voting Shares, a simultaneous dividend or distribution in Class A Common Shares must be made on the Class A Common Shares. Pursuant to any such dividend or distribution, each Common Voting Share will receive a number of Common Voting Shares equal to the number of Class A Common Shares payable on each Class A Common Share. In the case of any dividend or other distribution payable in stock of any corporation which just prior to the time of the distribution is a wholly owned subsidiary of the Company and which possesses authority to issue class A common shares and common voting shares with voting characteristics identical to those of the Company’s Class A Common Shares and Common Voting Shares, respectively, including a distribution pursuant to a stock dividend, a stock split or division of stock or a spin-off or split-up reorganization of the Company, only class A common shares of such subsidiary will be distributed with respect to the Company’s Class A Common Shares and only common voting shares of such subsidiary will be distributed with respect to the Company’s Common Voting Shares.

     Conversion. Each Common Voting Share is convertible at any time, at the option of and without cost to its holder, into one Class A Common Share.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Class A Common Shares and Common Voting Shares will be entitled to participate equally, share for share, in the assets available for distribution.

     Preemptive Rights. Holders of Class A Common Shares do not have preemptive rights to purchase shares of such stock or shares of stock of any other class that the Company may issue. Holders of Common Voting Shares have preemptive rights to purchase any additional Common Voting Shares or any other stock with or convertible into stock with general voting rights issued by the Company.

Preferred Shares

     No Preferred Shares are outstanding. The Board of Directors is authorized to issue, by resolution and without any action by shareholders, up to 25 million Preferred Shares. All Preferred Shares will be of equal rank. Dividends on Preferred Shares will be cumulative and will have a preference to the Class A Common Shares and Common Voting Shares. So long as any Preferred Shares are outstanding, no dividends may be paid on, and the Company may not redeem or retire, any common shares or other securities ranking junior to the Preferred Shares unless all accrued and unpaid dividends on the Preferred Shares shall have been paid. In the event of a liquidation, dissolution or winding up of the Company, the

Company’s Preferred Shares are entitled to receive, before any amounts are paid or distributed in respect of any securities junior to the Preferred Shares, the amount fixed by the Board of Directors as a liquidation preference, plus the amount of all accrued and unpaid dividends. The Preferred Shares have no voting rights except as may be required by Ohio Law. See “Description of Capital Stock – Class A Common Shares and Common Voting Shares – Voting Rights” for those amendments to the Articles that would require a vote of the holders of the Preferred Shares.

     Except as specifically described in this section, the Board of Directors will have the power to establish the designations, dividend rate, conversion rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Preferred Shares. The issuance of Preferred Shares may adversely affect certain rights of the holders of Class A Common Shares and Common Voting Shares and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Evaluation of Tender Offers and Similar Transactions

     The Company’s Articles of Incorporation provide that the Board of Directors, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Company, or any proposal to merge or consolidate the Company with another company, or to purchase or otherwise acquire all or substantially all the properties and assets of the Company, must give due consideration to the effect of such a transaction on the integrity, character and quality of the Company’s operations, as well as to all other relevant factors, including the long-term and short-term interests of the Company and its shareholders, and the social, legal and economic effects on employees, customers, suppliers and creditors and on the communities and geographical areas in which the Company and its subsidiaries operate or are located, and on any of the businesses and properties of the Company or any of its subsidiaries. This provision may have the effect of rendering more difficult or discouraging an acquisition of the Company that is deemed undesirable by the Board of Directors.

Compliance with FCC Regulations

     The Company’s Articles of Incorporation authorize it to obtain information from shareholders and persons seeking to have shares of the Company’s capital stock transferred to them, in order to ascertain whether ownership of, or exercise of rights with respect to, the Company’s shares by such persons would violate federal communications laws. If any person refuses to provide such information or the Company concludes that such ownership or exercise of such rights would result in the violation of applicable federal communications laws, the Company may refuse to transfer shares to such person or refuse to allow him to exercise any rights with respect to the Company’s shares if exercise thereof would result in such a violation.

Certain Ohio Anti-Takeover Laws

     Certain Ohio anti-takeover laws may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to such provisions. The articles of incorporation of a corporation may provide that any one or more of these provisions of Ohio Law will not apply to the corporation. The Articles of Incorporation of the Company provide that none of these provisions apply to the Company except the tender offer statute.

     Business Combinations with Interested Shareholders. Chapter 1704 of the Ohio Law applies to a broad range of business combinations between an Ohio corporation and an “interested shareholder.” Chapter 1704 is triggered by the acquisition of 10% of the voting power of a subject Ohio corporation. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders who are not interested in the subject transaction. During the initial three-year period the prohibition is absolute absent prior approval by the board of directors of the acquisition of voting power by which a person became an “interested shareholder” or of the subject transaction. The Company has made Chapter 1704 inapplicable to it by so providing in the Articles of Incorporation of the Company.

     Control Share Acquisition. Section 1701.831 of the Ohio Law (the “Ohio Control Share Acquisition Statute”) provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition,” which is defined as any acquisition of an issuer’s shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, or (iii) a majority or more of such voting power. Assuming compliance with the notice and information filings prescribed by statute, the proposed control share acquisition may be made only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquiror and the directors and officers of the issuer. The Company has made the Ohio Control Share Acquisition Statute inapplicable to it by so providing in the Articles of Incorporation of the Company.

     Ohio “Anti-Greenmail” Statute. Pursuant to Ohio Law Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation or (ii) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees with the permission of the court having jurisdiction over such action. The Articles of Incorporation of the Company provide that this statute does not apply to the Company.

     Tender Offer Statute. The Ohio tender offer statute (Ohio Law Section 1707.041) requires any person making a tender offer for a corporation having its principal place of business in Ohio to comply with certain filing, disclosure and procedural requirements. The disclosure requirements include a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject company, sell its assets, effect a merger or consolidation of it, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject company or of any of its subsidiaries or affiliates, or make any other major change in its business, corporate structure, management personnel, or policies of employment.

Registrar and Transfer Agent

     The registrar and transfer agent for the Company’s Class A Common Shares is Wachovia Bank, N.A., Charlotte, North Carolina.

PLAN OF DISTRIBUTION

     The Scripps Trust may, from time to time, sell all or part of the Shares, on terms determined at the time such Shares are offered for sale, to or through underwriters, directly to other purchasers or broker-dealers, or through dealers or other persons acting as agents, or through a combination of such methods. The names of any underwriters, dealers, broker-dealers or other persons acting as agents involved in the sale of the Shares and the compensation of such persons will be set forth in the accompanying prospectus supplement. The Company will not receive any proceeds from the sale of the Shares by the Scripps Trust.

     The distribution of the Shares may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis.

     In connection with the sale of Shares, underwriters may receive compensation from the Scripps Trust or from the purchasers of Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through agents or dealers, and such agents and dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents participating in the distribution of Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Scripps Trust and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such compensation received from the Scripps Trust will be described in the accompanying prospectus supplement.

     Because the Scripps Trust may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Scripps Trust will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The Company has informed the Scripps Trust that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The sale of Shares by the Scripps Trust also may be effected from time to time by selling Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Scripps Trust or may purchase from the Scripps Trust all or a portion of the Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Company’s Class A Common Shares are then traded, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The Shares also may be sold in one or more of the following transactions: (i) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Scripps Trust may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation in the form of discounts or concessions from the Scripps Trust in amounts to be negotiated immediately prior to the sale. Broker-dealers may also receive compensation from purchasers of the Shares.

     Scripps Trust also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.

     Underwriters, dealers, broker-dealers and other persons acting as agents may be entitled, under agreements which may be entered into by us and the Scripps Trust, to indemnification or contribution by us and the Scripps Trust against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers, broker-dealers and agents may be customers of, engage in transactions with, or perform services for us or the Scripps Trust in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, the underwriters, dealers, broker-dealers or other persons acting as agents may be authorized to solicit offers by certain institutions to purchase Shares pursuant to contracts providing for payment and delivery on a future date. Such contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but in all cases such institutions must be approved by the Scripps Trust. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Shares are also being sold to underwriters, the Scripps Trust shall have sold to such underwriters the Shares not sold for delayed delivery. The underwriters, dealers, broker-dealers and other persons acting as agents will not have any responsibility in respect of the validity or performance of such contracts.

     All expenses incident to the offering and sale of the Shares will be paid by the Scripps Trust.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Baker & Hostetler LLP, Cincinnati, Ohio, will pass upon the legality of the Shares offered hereby for the Company and the Scripps Trust. John H. Burlingame, a retired partner of Baker & Hostetler LLP, is a director of the Company, a member of the Executive Committee and the Compensation Committee, the Chair of the Nominating & Governance Committee and a trustee of the Scripps Trust. As a trustee, he has the power together with the other trustees of the Scripps Trust to vote and dispose of the Class A Common Shares and the Common Voting Shares held by the Scripps Trust. Mr. Burlingame disclaims any beneficial interest in such shares held by the Scripps Trust.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various costs and expenses we expect to incur in connection with the selling shareholder’s offer and sale of the securities registered under this registration statement, excluding underwriting discounts and commissions. The selling shareholder has agreed to reimburse us for all these costs and expenses. Except for the SEC registration fee, all expenses are estimated:

SEC Registration Fee	$77,046
Accounting Fees and Expenses	55,000
Legal Fees and Expenses	85,000
Printing, Engraving and Mailing Expenses	75,000
Transfer Agent and Registrar’s Fees and Expenses	20,000
Miscellaneous	22,954
Total Expenses	$335,000

Item 15. Indemnification of Directors and Officers.

     Section 1701.13 of the Ohio Revised Code grants corporations the power to indemnify their directors and officers in accordance with the provisions set forth therein. The Articles of Incorporation of the Company provide for indemnification of directors and officers of the Company to the extent set forth therein.

Item 16. Exhibits.

     The following exhibits are filed or incorporated by reference as part of this registration statement:

4.1	Articles of Incorporation of the Company(1)

4.2	Code of Regulations of the Company(2)

5	Opinion of Baker & Hostetler LLP

23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney by the Company

24.2	Power of Attorney by all directors and certain officers of the Company

(1)	Incorporated by reference to Current Report on Form 8-K dated July 21, 2004.

(2)	Incorporated by reference to Registration Statement on Form 10 (File No. 1-11969).

Item 17. Undertakings.

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase

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or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth on the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The E.W. Scripps Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 10, 2004.

THE E.W. SCRIPPS COMPANY

By: /s/ Joseph G. NeCastro
Joseph G. NeCastro
Senior Vice President and
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated, on August 10, 2004.

Signature	Title
* William R. Burleigh	Chairman of the Board
* Kenneth W. Lowe	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Joseph G. NeCastro Joseph G. NeCastro	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* John H. Burlingame	Director
* Jarl Mohn	Director
* Nicholas B. Paumgarten	Director
* Nackey E. Scagliotti	Director
* Jeffrey Sagansky	Director
* Edward W. Scripps	Director

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Signature	Title
* Paul K. Scripps	Director
* Ronald W. Tysoe	Director
* Julie A. Wrigley	Director
* David A. Galloway	Director

*Joseph G. NeCastro, by signing his name hereto, does sign this Registration Statement on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed as one or more Exhibits to this Registration Statement.

By:	/s/ Joseph G. NeCastro
Joseph G. NeCastro
Attorney-in-Fact

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